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                                  EXHIBIT 10.37

                                       TO

                                 GARGOYLES, INC.

                                    FORM S-1

"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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                                LICENSE AGREEMENT

         This Agreement ("Agreement"), dated as of Oct. 30th, 1995, is made and entered into by and between Ken Griffey, Jr., an individual ("Griffey"), and Gargoyles, Inc., a Washington corporation ("Gargoyles").

                                    RECITALS

         A. Gargoyles wishes to obtain the exclusive services of Griffey for the marketing and sales of sunglasses; and

         B. Griffey wishes to assist Gargoyles in the marketing of its Griffey-sponsored sunglasses products.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Gargoyles and Griffey agree as follows:

1.       PRODUCT DESCRIPTION

         The products that are the subject of this Agreement (each a "Product") are Gargoyles' Performance Eyewear "GriffeyWrap" brand sunglasses which will be based on the Gargoyles' Legends SportsWrap Lens and will include stylish, interchangeable wraparound lens and spring hinges. Commencing with the 1996 edition of the Product, Gargoyles will give Griffey the opportunity to provide for Gargoyle's consideration design input regarding future Product editions.

2.       LICENSE

         Subject to Griffey's approval rights as described elsewhere in this Agreement, Griffey hereby grants Gargoyles an exclusive license to adapt, distribute, perform, reproduce and use Griffey's autograph, likeness, name and voice on the Products and/or in advertisement, commercials, packaging, signs and other advertising and other promotional formats, materials or media to advertise, market, promote and sell the Products throughout the world. Griffey will not endorse or support, or authorize or permit any third party to use his autograph, likeness, name or voice in connection with, any other sunglasses anywhere in the world during the term of this Agreement.


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3.       TERM

         The term of this Agreement shall commence upon the date of this Agreement, and subject to earlier termination as provided elsewhere in this Agreement, will expire on December 31, 1998.

4.       ADVERTISING MATERIALS

         As between the parties, Gargoyles shall be responsible for producing the advertising and promotional materials in any form or medium (e.g., publicity photographs, advertisements, commercials, contests and film or other video footage) deemed necessary for the Products by Gargoyle. Prior to commercial production and distribution of any such materials using the autograph, likeness, name or voice of Griffey, Gargoyles shall submit to Griffey or his representative for his review and written approval the form of each item containing any autograph, likeness, name or voice of Griffey. Griffey shall not withhold his approval unreasonably and will notify Gargoyles of his approval or objections in a prompt and timely manner. Gargoyles will not knowingly display or promote the Product with branded products that would conflict with other branded products endorsed by Griffey.

5.       PAYMENT TERMS

         5.1      PERSONAL SERVICES

         Gargoyles will pay Griffey a personal service fee of [*] ([*]) per Year with the payment for the first Year being due one-half (1/2) by June 15, 1995 and one-half (1/2) by December 1, 1995 and payment for each subsequent Year shall be due one-half (1/2) by March 1 of that Year and one-half (1/2) by December 1 of that Year. Just for 1995, a [*] fee due Nov 1995.

         5.2      ROYALTIES

         Gargoyles will pay royalties for the sale of Products to Griffey within thirty (30) days after the end of each Quarter (as defined below), as follows:

         (a) For the first Year (as defined below): [*]% of the net wholesale selling price received by Gargoyles for the first [*] Product units sold in such Year, [*]% of the net wholesale selling price received by Gargoyles for the [*] through [*] Product

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[*] Confidential Treatment Requested

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units sold in such Year, and [*] % of the net wholesale selling price received by Gargoyles for the Product units sold in such Year in excess of [*] units;

         (b) For the second Year (as defined below): [*]% of the net wholesale selling price received by Gargoyles for the first [*] Product units sold in such Year, [*]% of the net wholesale selling price received by Gargoyles for the [*] through [*] Product units sold in such Year, and [*]% of the net wholesale selling price received by Gargoyles for the Product units sold in such Year in excess of [*] units; and

         (c) For the third and fourth Years (as defined below): [*]% of the net wholesale selling price received by Gargoyles for the first [*] Product units sold in such Year, [*]% of the net wholesale selling price received by Gargoyles for the [*] through [*] Product units sold in such Year, and [*]% of the net wholesale selling price received by Gargoyles for the Product units sold in such Year in excess of [*] units.

         For purposes of this Agreement, the first "Year" means the period from the date of this Agreement through December 31, 1995 and the second, third and fourth Years mean the 1996, 1997 and 1998 calendar years, respectively. "Quarter" means the three (3) calendar month period commencing at the beginning of the first Year and each calendar quarter thereafter. Each Year, Gargoyles may distribute for promotional and display purposes or as samples up to three ([*]%) of the total quantity of Product units manufactured that Year and there shall be no royalty payable under this Agreement on such Product units.

         5.3      MINIMUM ROYALTY GUARANTEE

         Subject to early termination as provided in Section 13 below, Gargoyles guarantees that Griffey will receive at least [*] ([*]) per Year under paragraph
5.2. If at the end of a Year the royalties payable to Griffey under paragraph
5.2 for such Year are less than [*] ([*]), Gargoyles will pay the difference between such royalties and the [*] ([*]) to Griffey within thirty (30) days after the end of such Year. For 1995 only the royalty guarantee shall be [*].

         5.4      ROYALTY STATEMENT

         Gargoyles will furnish to Griffey with each royalty payment made under paragraph 5.2 above a full and accurate statement showing by Product the quantities, net wholesale billings and royalty rate of all Products sold during such Quarter. Any

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payments under this Agreement made more than ten (10) days after the due date shall bear interest at the lesser of (a) [*] ([*]%) per annum or
(b) the highest rate permitted by law.

         5.5      MAINTENANCE OF RECORDS

         Gargoyles will maintain and preserve, for at least one (1) year following the expiration or termination of this Agreement, accurate and complete records of all Product sale transactions. Upon not less than five (5) business days' advance written notice from Griffey and not more frequently than once each Year, Gargoyle will provide Griffey and/or his authorized agents access to such records during Gargoyles' business hours for the purpose of verifying the accuracy of the royalty payments hereunder. Griffey and its agent shall maintain the confidentiality of such records and the Product information including in the royalty statements provided under paragraph 5.4.

6.       PERSONAL APPEARANCES

         Griffey shall be made available at least two (2) days each Year as mutually scheduled by the parties for filming, photographic or recording sessions as may be reasonably necessary to produce packaging and radio, television, printed and other advertising and promotional materials for the Products in any form or medium (e.g., publicity photographs, advertisements, commercials, contests and film or other video footage) desired by and acceptable to Gargoyles. In addition, Griffey will make a personal appearance (approximately four hours) each Year in a limited, controlled access, secure area at such promotional event mutually agreed upon by Griffey and Gargoyles to assist Gargoyles in promoting the Products at such event. Finally, each Year Griffey will provide to Gargoyles upon request six dozen baseballs autographed by Griffey. Gargoyles acknowledges that such baseballs and the photographs, video and other results of such sessions may only be used for the purposes set forth in this Agreement.

7.       PROMOTIONAL EFFORTS OF GRIFFEY

         Throughout the term of this Agreement, Griffey agrees that he will exert his best efforts to promote and publicize the Products; that he will not disparage or criticize the Products; that he will wear the Products at all times when it is convenient

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[*] Confidential Treatment Requested

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and appropriate for him to do so; and that he shall not publicly wear any sunglasses products that have not been manufactured by Gargoyles.

8.       PERSONAL GLASSES

         Gargoyles will make available to Griffey and his immediate family at no charge a reasonable number of Products for their personal use during the term of this Agreement.

9.       PRESS RELEASE

         Upon the signing of this Agreement, Gargoyles will issue a press release announcing Gargoyles' and Griffey's new relationship. Gargoyles will provide Griffey the press release for review and approval before it is issued.

10.      REPRESENTATIONS AND WARRANTIES

         Griffey represents to Gargoyles that: (a) he has full capacity, right and authority to enter into this Agreement and to be legally bound hereby; and
(b) there are no other agreements that he is a party to or bound by that conflict with this Agreement or his ability to perform under the terms of this Agreement. Gargoyles represents that it has the: (a) staff knowledge, experience and financial ability to market the Products in a suitable commercial manner; and (b) the right and authority to enter into this Agreement and to be legally bound hereby.

11.      CONFIRMATION OF AUTHORITY

         In the event that any manufacturer, advertiser or other person or entity questions the authority of Gargoyles to use Griffey's autograph, likeness, name or voice as authorized under this Agreement, Griffey shall promptly upon Gargoyles' request, execute such additional documents or make such communications as may be reasonably necessary to confirm Gargoyles' authority.

12.      OWNERSHIP

         Griffey acknowledges that the Products are being developed and customized from Gargoyles' existing eyewear products. Except for Griffey's rights in and to Griffey's autograph, likeness, name and voice as used in a Product or related materials, Gargoyles retains ownership of and Griffey has no rights in and to, all copyright, trademark, trade secret or other intellectual property rights in or used in connection with the manufacture, sale or use of the Products or any related materials. Any contribution provided by Griffey with respect to any Product or related materials shall to the extent permitted by law constitute "work made for hire". Griffey will

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assign, and does hereby assign, any and all right, title and interest he may have should his contribution to the Products and such materials not be work made for hire. Griffey will cooperate with Gargoyles in the transferring to Gargoyle and registering all such right, title and interest and to execute and delivery any necessary documents to effect the same.

13.      DEFAULT AND TERMINATION

         13.1     EVENTS OF DEFAULT

         Either party may, in its discretion, terminate this Agreement and/or exercise any other right or remedy available to it under applicable law, including, without limitation, the right to recover damages if the other party breaches or is in default under any provision of this Agreement, and such breach or default is not cured within ten (10) days after written notice thereof shall have been given to such defaulting party by the other party, which notice shall specify the event or events constituting the default or breach hereof.

         13.2     DEATH; DISABILITY

         Gargoyles may terminate this Agreement by written notice to Griffey upon the occurrence of any of the following events: (a) the death of Griffey,
(b) Griffey does not play major league baseball in the United States for a period of one (1) year or more, or (c) Griffey becomes the subject of any major adverse publicity, including, but not limited to, publicity relating to alleged felony criminal activity or moral turpitude, such that Griffey's name and persona are no longer conducive to the promotion of the Products in the reasonable discretion of Gargoyles.

         13.3     POST TERMINATION

         Upon the expiration or termination of this Agreement, the license set forth in Section 1 shall automatically terminate and, except as expressly provided herein, neither party shall have any further obligation, both in terms of payments (other than amounts earned hereunder before such termination) or performance, whatsoever under this Agreement. Notwithstanding the foregoing, if this Agreement expires or is terminated for any reason other than an breach or default of this Agreement by Gargoyles, Gargoyles and its resellers may for a period not to exceed six (6) months continue to promote, distribute, use and sell any Products and Product promotional material prepared before such expiration or termination provided Gargoyles continues to pay Griffey royalties for such Product sales as provided in paragraph 4.2. Paragraphs 5.5 and 13.3 and Sections 10, 11, 12, 14 and 15 shall survive the expiration or termination of this Agreement.



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14.      RIGHT OF FIRST APPROVAL

         At least sixty (60) days before the expiration of the term of this Agreement, Gargoyles and Griffey shall begin discussions for a renewal of this Agreement for a fifth Year. In the event the parties are unable to reach agreement, Griffey may negotiate an endorsement agreement with other sunglasses manufacturers but shall not enter into such agreement during the six (6) month period after the expiration of the term without first providing Gargoyles the right to match the terms of such agreement. If Gargoyles elects to match such terms, Gargoyles and Griffey shall promptly enter into such agreement in lieu of Griffey entering into the agreement with such other manufacturer.

15.      OTHER PROMOTIONS

         Gargoyles will, and will use its reasonable best efforts to cause its parent corporation to, consider the use of Griffey in the promotion and endorsement of the other consumer products they offer for sale. Further, Gargoyles will consider, based upon the reasonableness of both parties, entering into an agreement with Melissa Griffey to promote women's eyewear, Trey Griffey to promote children's eyewear, and Ken Griffey, Sr. to promote the "Griffey Eyewear" in general.

16.      MISCELLANEOUS

         16.1     RELATIONSHIP OF THE PARTIES

         The relationship of Griffey to Gargoyles shall be that of an independent contractor, and all acts performed by Griffey pursuant to this Agreement during the term shall be deemed to be performed in his capacity as an independent contractor.

         16.2     NOTICES

         All notices required or permitted hereunder shall be deemed effective upon receipt and shall be given in writing and personally delivered or sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:

         If to Griffey:             c/o Brian M. Goldberg, Esq.
                                    4300 Carew Tower
                                    441 Vine Street
                                    Cincinnati, Ohio 45202


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         If to Gargoyles:           5866 S. 194th
                                    Kent, WA 98032
                                    Attn:  Douglas B. Hauff
         16.3     NO WAIVER

         The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

         16.4     ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties, and supersedes all prior understandings, agreements or arrangements, oral or written, between the parties, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written instrument signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representative, estate, successors and assigns of the parties.

         16.5     GOVERNING LAW

         This Agreement shall be governed by the laws of the State of Washington without reference to its choice of law rules.

         16.6     ATTORNEYS' FEES

         In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs and disbursements incurred in connection therewith, including reasonable attorneys' fees

         16.7     APPROVALS

         All approvals and consents required under this Agreement shall not be unreasonably withheld and must be requested and responded to in writing. Any requests for approval or consent which remain unanswered for a ten (10) day period following a party's receipt of an approval request shall be deemed an approval or acceptance of the terms set forth in such notice.



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         16.8     COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

Griffey:                                       Gargoyles:
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                                               Gargoyles, Inc.:

/s/ Brian M. Goldberg for Ken Griffey Jr.      By /s/ Douglas B. Hauff
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          Ken Griffey, Jr.                     Douglas B. Hauff, President

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                         AMENDMENT TO LICENSE AGREEMENT

         THIS AMENDMENT TO LICENSE AGREEMENT (this "Amendment"), dated as of October 18, 1995, is made and entered into by and between KEN GRIFFEY, JR., an individual ("Griffey"), and GARGOYLES, INC., a Washington corporation ("Gargoyles").

                                    RECITALS

         A. Griffey and Gargoyles are parties to that certain License Agreement dated October 16, 1995 (the "License Agreement").

         B. Subject to the terms and conditions of this Amendment, Griffey and Gargoyles desire to amend the License Agreement to provide for use of the trademark GRIFFEYWRAP during the term of the License Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, Griffey and Gargoyles hereby agree as follows:

1.       TRADEMARKS

         Griffey consents to Gargoyles' use and registration of the trademark GRIFFEYWRAP throughout the world for the term of the License Agreement as amended. Japan is subject to their trademark rights. Griffey agrees to execute any consents or other documents necessary to perfect such trademark registrations, and will cooperate in any enforcement actions related thereto. Griffey will not endorse or support, or authorize or permit any third party to use a mark identical or confusingly similar to GRIFFEYWRAP for any product or service. Upon termination of the License Agreement, Gargoyles will cease using the GRIFFEYWRAP mark on any new products or marketing materials and will allow any applications or registrations to be administratively abandoned or canceled.

2.       NO OTHER AMENDMENTS

         Griffey and Gargoyles hereby reaffirm all other terms of the Agreement, and except as amended herein, all other terms of the Agreement remain in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
License Agreement as of the date first above written.

                                                     GARGOYLES, INC.,
                                                     a Washington corporation

/s/ Brian M. Goldberg for Ken Griffey Jr.     By /s/ Douglas B. Hauff
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            Ken Griffey, Jr.                  Douglas B. Hauff, President



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